Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

Jonathan D. Hill, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2026 EARNINGS

Highlights:

Net Income:	$12.2 million for Q2 2026, increased 3.4% over Q1 2026
Revenue:	$39.3 million for Q2 2026, increased 4.1% over Q1 2026
Total Assets:	$2.30 billion, increased 4.1% over Q1 2026
EPS (diluted):	$1.03 for Q2 2026 compared to $0.99 for Q1 2026
NIM:	4.17% for Q2 2026, flat compared to 4.17% for Q1 2026

WASHINGTON TOWNSHIP, NJ, July 22, 2026 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and six months ended June 30, 2026.

Highlights for the three and six months ended June 30, 2026:

•

Net income available to common shareholders was $12.2 million, or $1.04 per basic common share and $1.03 per diluted common share, for the three months ended June 30, 2026, an increase of $4.0 million, or 47.8%, compared to net income available to common shareholders of $8.3 million, or $0.70 per basic common share and $0.69 per diluted common share, for the three months ended June 30, 2025. The increase was primarily due to a $5.1 million increase in net interest income, and a $0.3 million decrease in provision for credit losses, partially offset by a $0.2 million increase in non-interest expense.

•	Net interest income increased $5.1 million, or 28.8%, to $23.0 million for the three months ended June 30, 2026, compared to $17.9 million for the same period in 2025.

•	The Company recorded a provision for credit losses of $0.7 million for the three months ended June 30, 2026, compared to a provision for credit losses of $1.0 million for the same period in 2025.

•	Non-interest income increased by $0.1 million, or 7.5%, to $0.88 million for the three months ended June 30, 2026, compared to $0.82 million for the same period in 2025.

•	Non-interest expense increased $0.2 million, or 3.6%, to $6.9 million for the three months ended June 30, 2026, compared to $6.7 million for the same period in 2025.

•

Net income available to common shareholders was $24.1 million, or $2.05 per basic common share and $2.02 per diluted common share, for the six months ended June 30, 2026, an increase of $8.0 million, or 50.0%, compared to net income available to common shareholders of $16.1 million, or $1.36 per basic common share and $1.34 per diluted common share, for the same period in 2025.  The increase is primarily due to an increase in net interest income of $10.7 million, and a $0.7 million decrease in provision for credit losses, partially offset by a $0.9 million increase in non-interest expense.

•	Net-interest income increased $10.7 million, or 30.9%, to $45.1 million for the six months ended June 30, 2026, compared to $34.5 million for the same period in 2025.

•	The Company recorded a provision for credit losses of $0.9 million for the six months ended June 30, 2026, compared to a provision for credit losses of $1.6 million for the same period in 2025.

•	Non-interest income increased $0.1 million, or 5.7%, to $1.7 million for the six months ended June 30, 2026, compared to $1.6 million for the same period in 2025.

•	Non-interest expense increased $0.9 million, or 6.9%, to $14.1 million for the six months ended June 30, 2026, compared to $13.2 million for the same period in 2025.

The following is a recap of the significant items that impacted results of operations for the three and six months ended June 30, 2026:

Interest income increased $3.4 million during the three months ended June 30, 2026 compared to the same period in 2025, primarily due to an increase in interest and fees on loans of $4.2 million, or 12.8%, to $37.0 million, resulting from higher market interest rates and higher average loan portfolio balances.  Interest earned on deposits held at the Federal Reserve Bank ("FRB") decreased $0.8 million, or 38.3%, during the three months ended June 30, 2026, due to lower average balances on deposit and a decrease in the interest rate on those deposits.  For the six months ended June 30, 2026, interest income increased $6.5 million from the same period in 2025, primarily due to an increase in interest and fees on loans of $8.6 million, or 13.4%, to $72.8 million, primarily due to an increase in average outstanding loan balances, and higher market interest rates.  Interest earned on deposits held at the FRB decreased $2.0 million during the six months ended June 30, 2026, due to lower average balances on deposit and a decrease in the interest rate on those deposits.

Interest expense decreased $1.7 million, or 10.0%, to $15.4 million for the three months ended June 30, 2026, compared to the same period in 2025, primarily due to a decrease in interest expense on deposits, due to a decrease in market interest rates, as well as a decrease in interest expense on borrowings.  For the six months ended June 30, 2026, interest expense decreased $4.1 million, or 12.1%, to $30.2 million, primarily due to lower market interest rates, combined with changes in the mix of deposits and borrowings.

The Company booked a provision for credit losses of $0.7 million for the three months ended June 30, 2026, compared to a provision for credit losses of $1.0 million for the same period in 2025. The decrease in the provision for credit losses for the three months ended June 30, 2026, was due to a decrease in loan balance during the three months ended June 30, 2026, as compared to an increase in loan balance during the same period in 2025, partially offset by an increase in charge-offs.  The provision for credit losses for the six months ended June 30, 2026 decreased $0.7 million, or 44.2%, to $0.9 million, compared to a provision for credit losses of $1.6 million for the same period in 2025.  The decrease in the provision for credit losses was primarily due to a decrease in loan balance from December 31, 2025, partially offset by an increase in charge-offs during the six months ended June 30, 2026.

Non-interest income increased $61.0 thousand, or 7.5%, for the three months ended June 30, 2026, compared to the same period in 2025, primarily as a result of an increase in bank owned life insurance ("BOLI") income.  For the six months ended June 30, 2026, non-interest income increased $94.0 thousand, primarily driven by a $136.0 thousand increased in BOLI, partially offset by a $54.0 thousand decreased in service fees on deposit accounts.

Non-interest expense increased $0.2 million, or 3.6%, to $6.9 million for the three months ended June 30, 2026, compared to the same period in 2025.  The increase was primarily driven by an increase in compensation and benefits of $0.3 million, and an increase in other operating expense of $0.1 million, partially offset by a decrease in data processing expense of $0.2 million, compared to the same period in 2025.  For the six months ended June 30, 2026, non-interest expense increased $0.9 million, or 6.9%, to $14.1 million, compared to the same period in 2025.  The increase in non-interest expense was primarily due to an increase in compensation and benefits of $0.7 million, and an increase in other operating expense of $0.5 million, partially offset by a decrease in data processing expense of $0.3 million, compared to the six months ended June 30, 2025.

Income tax expense increased $1.3 million for the three months ended June 30, 2026, compared to the same period in 2025.  For the six months ended June 30, 2026, income tax expense increased $2.5 million, compared to the same period in 2025.  The effective tax rate for the three and six months ended June 30, 2026 was 24.9% and 24.4%, respectively, compared to 23.9% and 24.7% for the same period in 2025.

June 30, 2026 discussion of financial condition

•

Total assets increased to $2.30 billion at June 30, 2026, from $2.25 billion at December 31, 2025, an increase of $53.6 million, or 2.4%, primarily due to an increase in cash and cash equivalents, and an increase in other real estate owned, partially offset by a decrease in net loans.

•

Cash and cash equivalents totaled $204.7 million at June 30, 2026, as compared to $156.9 million at December 31, 2025. The increase in cash and cash equivalents was primarily due to the timing of loan payoffs, which will be redeployed into future loans/investments.

•

The investment securities portfolio increased to $14.3 million at June 30, 2026, from $13.5 million at December 31, 2025, an increase of $0.8 million, or 5.7%, primarily due to the purchase of a $1.5 million security classified as held to maturity, offset by pay downs of securities.

•	Gross loans decreased $3.9 million or 0.2%, to $2.03 billion at June 30, 2026, compared to gross loans of $2.04 billion at December 31, 2025.

•

Nonperforming loans at June 30, 2026 decreased to $5.4 million, or 0.27% of total loans, a decrease of $5.4 million, or 49.8%, from $10.8 million of nonperforming loans at December 31, 2025. OREO at June 30, 2026 was $6.8 million, an increase of $3.9 million from December 31, 2025.  Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.53% and 0.61% of total assets at June 30, 2026 and December 31, 2025, respectively. Loans past due 30 to 89 days were $2.1 million at June 30, 2026, a decrease of $1.4 million from December 31, 2025.

•

The allowance for credit losses was $34.6 million at June 30, 2026, as compared to $34.6 million at December 31, 2025. The ratio of the allowance for credit losses to total loans was 1.70% at June 30, 2026, and 1.70% at December 31, 2025. The ratio of allowance for credit losses to non-performing loans was 639.4% at June 30, 2026, compared to 321.0%, at December 31, 2025.

•

Total deposits were $1.76 billion at June 30, 2026, an increase of $0.9 million or 0.1%, compared to December 31, 2025. The increase in deposits was primarily driven by an increase in interest-bearing deposits of $4.3 million, partially offset by a decrease in non-interest-bearing deposits of $3.3 million.

•

Total borrowings increased $34.0 million during the six months ended June 30, 2026, to $177.4 million at June 30, 2026, from $143.4 million at December 31, 2025, due to a $34.0 million increase in outstanding FHLBNY borrowings.

•

Total equity increased to $346.9 million at June 30, 2026, up from $324.5 million at December 31, 2025, an increase of $21.6 million, or 6.6%, primarily due to the retention of earnings, partially offset by the payment of $4.5 million of cash dividends.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"Economic volatility continued during the first half of 2026 as geopolitical tensions, persistent inflation concerns, and uncertainty surrounding future monetary policy weighed on financial markets and the broader economy. Developments in the Middle East, including continued tensions affecting the Strait of Hormuz, as well as the ongoing conflict between Russia and Ukraine, have contributed to uncertainty regarding global economic growth, inflation, and interest rate expectations. While increased oil production has helped moderate energy prices, inflation remains a primary concern of the Federal Reserve. As a result, the outlook for interest rates remains uncertain, making economic forecasting particularly challenging. Despite these economic headwinds, Parke Bank delivered strong financial results during the first six months of 2026. Net income increased to $24.1 million for the six months ended June 30, 2026, representing a 50% increase compared to $16.1 million for the same period in 2025. The increase in earnings was driven by the continued strength of our loan portfolio, higher asset yields, and lower funding costs. Net interest margin improved to 4.17% compared to 3.32% for the first six months of 2025, reflecting the Bank’s ability to effectively manage its balance sheet in a changing interest rate environment. Profitability metrics also improved significantly. Return on average assets increased to 2.18% from 1.52%, while return on average common equity rose to 14.40% from 10.53% during the same period in 2025. Disciplined expense management continued to contribute to our strong performance. The Bank’s efficiency ratio improved to 30.16% compared to 36.60% for the first six months of 2025, demonstrating our ongoing focus on operational efficiency while maintaining a high level of service to our customers."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, such as statements of the Company's plans, objectives, expectations, estimates and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company's control) which may cause actual results to differ materially from those currently anticipated.  Such factors include: our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the growth and maintain the quality of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned navigate the challenging economic volatility; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators. Readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2026	2025
	(Dollars in thousands)
Assets
Cash and cash equivalents	$204,723	$156,863
Investment securities	14,294	13,523
Loans, net of unearned income	2,031,361	2,035,227
Less: Allowance for credit losses	(34,624)	(34,649)
Net loans	1,996,737	2,000,578
Premises and equipment, net	5,534	5,506
Bank owned life insurance (BOLI)	35,790	35,320
Other assets	45,971	37,646
Total assets	$2,303,049	$2,249,436

Liabilities and Equity

Non-interest bearing deposits	$193,186	$196,506
Interest bearing deposits	1,321,800	1,346,834
Brokered Deposits	244,617	215,329
FHLBNY borrowings	164,000	130,000
Subordinated debentures	13,403	13,403
Other liabilities	19,974	22,846
Total liabilities	1,956,980	1,924,918

Total shareholders’ equity	346,069	324,518

Total liabilities and equity	$2,303,049	$2,249,436

Table 2: Consolidated Income Statements (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Income Statement

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Interest income:
Interest and fees on loans	$36,956	$32,756	$72,847	$64,232
Interest and dividends on investments	237	232	459	520
Interest on deposits with banks	1,257	2,036	2,084	4,118
Total interest income	38,450	35,024	75,390	68,870
Interest expense:
Interest on deposits	13,736	15,144	27,164	30,312
Interest on borrowings	1,705	2,009	3,085	4,080
Total interest expense	15,441	17,153	30,249	34,392
Net interest income	23,009	17,871	45,141	34,478
Provision for credit losses	676	984	878	1,574
Net interest income after provision for credit losses	22,333	16,887	44,263	32,904
Non-interest income
Service fees on deposit accounts	278	312	566	620
Other loan fees	168	145	329	322
Bank owned life insurance income	250	169	470	334
Other	181	190	366	361
Total non-interest income	877	816	1,731	1,637
Non-interest expense
Compensation and benefits	3,560	3,264	7,264	6,555
Professional services	680	652	1,278	1,366
Occupancy and equipment	730	676	1,491	1,364
Data processing	272	425	588	845
FDIC insurance and other assessments	369	384	742	734
OREO expense	51	100	131	227
Other operating expense	1,259	1,179	2,642	2,127
Total non-interest expense	6,921	6,680	14,136	13,218
Income before income tax expense	16,289	11,023	31,858	21,323
Income tax expense	4,048	2,740	7,773	5,262
Net income attributable to Company	12,241	8,283	24,085	16,061
Less: Preferred stock dividend	(5)	(5)	(10)	(10)
Net income available to common shareholders	$12,236	$8,278	$24,075	$16,051
Earnings per common share
Basic	$1.04	$0.70	$2.05	$1.36
Diluted	$1.03	$0.69	$2.02	$1.34
Weighted average common shares outstanding
Basic	11,725,654	11,843,328	11,716,114	11,839,856
Diluted	11,922,397	12,008,224	11,913,086	12,007,594

Table 3: Operating Ratios (unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Return on average assets	2.17%	1.56%	2.18%	1.52%
Return on average common equity	14.33%	10.69%	14.40%	10.53%
Interest rate spread	3.36%	2.46%	3.35%	2.35%
Net interest margin	4.17%	3.41%	4.17%	3.32%
Efficiency ratio*	28.98%	35.75%	30.16%	36.60%

*          Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	June 30,	December 31,
	2026	2025
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$34,624	$34,649
Allowance for credit losses to total loans	1.70%	1.70%
Allowance for credit losses to non-accrual loans	639.40%	321.00%
Non-accrual loans	$5,415	$10,793
OREO	$6,762	$2,862